Exhibit 11
                     SPACEHAB, INCORPORATED AND SUBSIDIARY
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                               Three Months             Nine Months
                                             Ended March 31,          Ended March 31,
                                            1997       1998         1997         1998
                                       -----------  -----------  -----------  -----------
Net Income and Adjusted Earnings:
   Net income applicable to common
    shareholders used for basic
    computations                        $3,207,174   $4,891,354    $7,193,123  $4,963,992
                                       -----------  -----------  -----------  -----------
   Dilution adjustments:
   Savings in convertible note
     payable interest expense
     net of tax                              --         990,803       --           --
                                       -----------  -----------  -----------  -----------
     Adjusted net income applicable to
      common shareholders assuming
      dilution                          $3,207,174   $5,882,157   $7,193,123   $4,963,992
                                       ===========  ===========  ===========  ===========

Average number of shares of common
stock used for basic computation        11,146,236   11,156,274   11,109,721   11,151,312
                                       -----------  -----------  -----------  -----------
   Diluted adjustments (1):
      Weighted Average Shares and
      Share Equivalents Outstanding:
      Assumed exercise of options and
        warrants                             7,619      263,859        3,552      256,283
      Assumed conversion of
        convertible debt                     --       4,642,202       36,406        --
                                       -----------  -----------  -----------  -----------
Total number of shares assumed to be
   outstanding assuming dilution        11,153,855   16,062,335   11,149,679   11,407,595
                                       -----------  -----------  -----------  -----------
Earnings Common Per Share:
Income per common share:
   Income before extraordinary item    $      0.29  $      0.44  $      0.65  $      0.45
Extraordinary item                           --           --            0.29        --
                                       ===========  ===========  ===========  ===========
   Basic                               $      0.29  $      0.44  $      0.94  $      0.45
                                       ===========  ===========  ===========  ===========
   Income before extraordinary  item   $            $            $            $
                                             0.29         0.37          0.65         0.44
   Extraordinary item                           -            -          0.29            -
                                       -----------  -----------  -----------  -----------
   Diluted (1):                        $      0.29  $      0.37  $      0.94  $      0.44
                                       ===========  ===========  ===========  ===========

(1) The assumed exercise of options and warrants and the conversion of convertible debt is anti-dilutive but are included in the calculation of dilutive earnings per share in accordance with Regulation S-K Item 601
    (a)(11).